Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Enlivex Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.40 per share, to be issued under the Enlivex Therapeutics Ltd. Global Shares Incentive Plan (2019)	(1)	Other	22,700,851	$1.13	$25,651,961.63	0.0001381	$3,542.54

Total Offering Amounts:						$25,651,961.63		3,542.54
Total Fee Offsets:
Net Fee Due:								$3,542.54

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value NIS 0.40 per share (“Ordinary Shares”), of Enlivex Ltd. (the “Registrant”) that become issuable under the Enlivex Ltd. Global Shares Incentive Plan (2019) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 11, 2026.